                                                              Exhibit 99.B(K)(v)

                          SERVICE AND DISTRIBUTION PLAN

     WHEREAS, ING Pilgrim Senior Income Fund (the "Company") engages in business as a closed-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

     WHEREAS, the Fund operates as a closed-end interval fund pursuant to Rule 23c-3 under the Act;

     WHEREAS, shares of the Fund are divided into two classes of stock consisting of a class of Common Stock and a class of Preferred Stock;

     WHEREAS, shares of Common Stock of the Fund are divided into four series of Common Stock, one of which is designated Class B Common Stock ("Class B Shares");

     WHEREAS, the Company employs ING Pilgrim Securities, Inc. as distributor of the securities of which it is the issuer and may from time to time retain, pursuant to the terms of a distribution agreement with such person (each, an "Underwriting Agreement") other persons to so act pursuant to this Service and Distribution Plan (the "Plan") (each such person so acting from time to time, the "Distributor");

     WHEREAS, the Company and the Distributor have entered into an Underwriting Agreement pursuant to which the Company has employed the Distributor in such capacity during the continuous offering of shares of the Company; and

     WHEREAS, the Company wishes to amend and restate the Plan with respect to all Class B Shares, whether issued before or after the date hereof, as set forth hereinafter.

     NOW, THEREFORE, the Company hereby amends this Service and Distribution Plan (the "Plan") on behalf of the Fund with respect to its Class B Shares, in accordance with Rule 12b-l under the Act, on the following terms and conditions:

     1. A. The Fund shall pay to each Distributor, as compensation for acting as principal distributor in respect of the Class B Shares (as hereinafter defined) of the Fund its "Allocable Portion" (as hereinafter defined) of a fee (the "Distribution Fee"), which shall accrue daily at the rate of 0.75% per annum of the Fund's average daily net assets attributable to Class B Shares of the Fund and be payable monthly.

             The Underwriting Agreement between the Company and each Distributor relating to the Class B Shares shall provide that:

       (I) the Distributor will be deemed to have performed all services required to be performed in order to be entitled to receive its Allocable Portion (as defined below) of the Distribution Fee payable in respect of the Class B

             Shares upon the settlement date of each sale of a "Commission Share" (as defined in the Allocation Schedule attached to the Underwriting Agreement) taken into account in determining such Distributor's Allocable Portion of such Distribution Fee;

       (II) notwithstanding anything to the contrary in this Plan or the Underwriting Agreement, the Fund's obligation to pay such Distributor its Allocable Portion of the Distribution Fee payable shall not be terminated or modified (including, without limitation, by a change in the rules applicable to the conversion of Class B Shares into shares of another series) for any reason (including a termination of the Underwriting Agreement between such Distributor and the Fund) except:

             (a) to the extent required by a change in the Act, the rules and regulations under the Act, the Conduct Rules of the National Association of Securities Dealers, Inc. ("NASD") or other applicable law, in each case enacted or promulgated after the date of this Plan;

             (b) on a basis which does not alter the Distributor's Allocable Portion of the Distribution Fee computed with reference to Commission Shares, the Date of Original Issuance (as defined in the Allocation Schedule attached to the Underwriting Agreement) of which occurs on or prior to the adoption of such termination or modification and with respect to Free Shares (as defined in the Allocation Schedule) which would be attributed to such Distributor under the Allocation Schedule with reference such Commission Shares; or

             (c) in connection with a "Complete Termination" (as hereinafter defined) of the Plan;

       (III) the Fund will not take any action to waive or change any early withdrawal charge ("EWC") in respect of the Class B Shares, the Date of Original Issuance (as defined in the Allocation Schedule attached to the Underwriting Agreement) of which occurs, on or prior to the taking of such action except as provided in the Fund's prospectus or statement of additional information on the date such Commission Share was issued, without the consent of such Distributor and its Transferees (as hereinafter defined);

       (IV) notwithstanding anything to the contrary in this Distribution Plan or the Underwriting Agreement, neither the termination of such Distributor's role as principal distributor of the Class B Shares, nor the termination of such

             Underwriting Agreement, nor the termination of this Plan will terminate such Distributor's right to its Allocable Portion of the EWCs; and

       (V) notwithstanding anything to the contrary in the Distribution Plan or the Underwriting Agreement, such Distributor may assign, sell or pledge (collectively, "Transfer") its rights to its Allocable Portion of the Distribution Fees and EWCs and, upon receipt of notice of such Transfer, each Fund shall pay to the assignee, purchaser or pledgee (collectively with their subsequent transferees, "Transferees"), as third party beneficiaries of such Underwriting Agreement, such portion of such Distributor's Allocable Portion of the Distribution Fees or EWCs in respect of the Class B Shares so sold or pledged, and except as provided in
             (II) above and notwithstanding anything of the contrary set forth in this Plan or in the Underwriting Agreement, the Fund's obligation to pay such Distributor's Allocable Portion of the Distribution Fees and EWCs payable in respect of the Class B Shares shall be absolute and unconditional and shall not be subject to dispute, offset, counterclaim or any defense whatsoever, at law or equity, including, without limitation, any of the foregoing based on the insolvency or bankruptcy of such Distributor.

             For purposes of this Plan, the term "Allocable Portion" of Distribution Fees or EWCs payable in respect of the Class B Shares as applied to any Distributor shall mean the portion of such Distribution Fees or EWCs payable in respect of such Class B Shares allocated to such Distributor in accordance with the Allocation Schedule (attached to the Underwriting Agreement as it relates to the Class B Shares). For purposes of this Plan and each Distribution Agreement, the term "Complete Termination" of the Plan means a termination of this Plan and every other distribution plan of the Fund for Class B Shares, each successor company or fund, and each company or fund acquiring a substantial portion of the assets of the Fund (collectively, the "Affected Fund") involving the complete cessation of the payment of Distribution Fees in respect of all current Class B Shares of the Affected Fund and each future series of shares of the Affected Fund which has substantially similar characteristics to the shares of the current Class B Shares of the Fund, including the manner of payment and amount of sales charge, early withdrawal charge or other similar charges borne directly or indirectly by the holders of such shares (all such series of shares "Class B Shares"); PROVIDED THAT (a) the Trustees of the Fund, including the Rule 12b-l Trustees (as defined below) of the Fund, shall have determined that such termination is in the best interest of the Fund and the shareholders of the Fund, and (b) such termination does not alter the EWCs as in effect at the time of such termination applicable to Commission Shares of the Fund, the Date of Original Issuance of which occurs on or prior to such termination.

       B. In addition to the amount provided in 1.A. above, the Fund shall pay to the Distributor, as the distributor of the Class B Shares of the Fund, a service fee at the rate of 0.25% on an annualized basis of the average daily net assets of the Fund's Class B shares, provided that, at any time such payment is made, whether or not this Plan continues in effect, the making thereof will not cause the limitation upon such payments established by this Plan to be exceeded.

Such fee shall be calculated and accrued daily and paid monthly or at such intervals as the Board of Trustees shall determine, subject to any applicable restriction imposed by rules of the NASD.

       2. The amount set forth in paragraph 1.A. of this Plan shall be paid for the Distributor's services as distributor of the shares of the Fund in connection with any activities or expenses primarily intended to result in the sale of the Class B Shares of the Fund, including, but not limited to, payment of compensation, including incentive compensation, to securities dealers (which may include the Distributor itself) and other financial institutions and organizations (collectively, the "Service Organizations") to obtain various distribution related and/or administrative services for the Fund. These services may include, among other things, processing new shareholder account applications, preparing and transmitting to the Fund's Transfer Agent computer processable tapes of all transactions by customers and serving as the primary source of information to customers in providing information and answering questions concerning the Fund and their transactions with the Fund. The Distributor is also authorized to engage in advertising, the preparation and distribution of sales literature and other promotional activities on behalf of the Fund. In addition, this Plan hereby authorizes payment by the Fund of the cost of printing and distributing Fund Prospectuses and Statements of Additional Information to prospective investors and of implementing and operating the Plan. Distribution expenses also include an allocation of overhead of the Distributor and accruals for interest on the amount of distribution expenses that exceed distribution fees and EWCs received by the Distributor. Payments under the Plan are not tied exclusively to actual distribution and service expenses, and the payments may exceed distribution and service expenses actually incurred.

     The amount set forth in paragraph 1.B. of this Plan may be used by the Distributor to pay securities dealers (which may include the Distributor itself) and other financial institutions and organizations for servicing shareholder accounts, including a continuing fee which may accrue immediately after the sale of shares.

       3. This Plan shall not take effect until it, together with any related agreements, has been approved by votes of a majority of both (a) the Company's Board of Trustees and (b) those Trustees of the Company who are not "interested persons" of the Company (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-l Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

       4. After approval as set forth in paragraph 3, and any other approvals required pursuant to the Act and Rule 12b-l thereunder, this Plan shall take effect at the time specified by the Company's Board of Trustees. The Plan shall continue in full force and effect as to the Class B Shares of the Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.

       5. The Distributor shall provide to the Trustees of the Company, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

       6. This Plan may be terminated as to the Fund at any time, without payment of any penalty, by vote of the Trustees of the Company, by vote of a majority of the Rule 12b-l Trustees, or by a vote of a majority of the outstanding voting securities of Class B Shares of the Fund on not more than 30 days' written notice to any other party to the Plan.

       7. This Plan may not be amended to increase materially the amount of distribution fee (including any service fee) provided for in paragraph 1 hereof unless such amendment is approved by a vote of the shareholders of the Class B Shares of the Fund, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 3 hereof.

       8. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Company shall be committed to the discretion of the Trustees who are not such interested persons.

       9. The Company shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date of this Plan, and any such agreement or any such report, as the case may be, must be kept in an easily accessible place for the first two years.


Dated: August 7, 2001

                              SCHEDULE OF APPROVALS

                               WITH RESPECT TO THE

                        SERVICE AND DISTRIBUTION PLAN

                                       FOR

                             ING SENIOR INCOME FUND
                   (FORMERLY ING PILGRIM SENIOR INCOME FUND)

                                 CLASS B SHARES

                                 MAXIMUM COMBINED SERVICE              LAST CONTINUED/
NAME OF FUND                      AND DISTRIBUTION FEES               APPROVED BY BOARD    REAPPROVAL DATE
------------                     ------------------------             -----------------   -----------------
                               (AS A PERCENTAGE OF AVERAGE
                                    DAILY NET ASSETS)
ING Senior Income Fund                    1.00%                         July 11, 2002     September 1, 2003

[ING FUNDS LOGO]

                                                  March 1, 2003

Board of Trustees
ING Senior Income Fund
7337 East Doubletree Ranch Road
Scottsdale, Arizona 85258


Re: Reduction in Fee Payable under Distribution and Service Plan for the
    Class B Shares


Ladies and Gentlemen:

    Pursuant to our letter agreement dated March 1, 2002, we have waived the service fee payable to us under the Distribution and Service Plan for the Class B Shares of ING Senior Income Fund of 0.25% of the average daily net assets attributable to Class B Shares of the Fund for the period from March 1, 2002 through February 28, 2003. By this letter, we agree to continue to waive that fee for the period from March 1, 2003 through and including February 29, 2004.

    Please indicate your agreement to this reduction in fee by executing below in the place indicated.

                                                   Sincerely,


                                                   /s/ Michael J. Roland
                                                   Michael J. Roland
                                                   Executive Vice President


Agreed and Accepted:
ING Senior Income Fund


By:/s/ Robert S. Naka
   --------------------------------
   Robert S. Naka
   Senior Vice President

7337 East Doubletree Ranch Road   Tel: 480.477.3000  ING Funds Distributor, LLC
Scottsdale, AZ 85258-2034         Fax: 480.477.2700
www.ingfunds.com

[ING FUNDS LOGO]


March 1, 2004


ING Senior Income Fund
7337 East Doubletree Ranch Road
Scottsdale, Arizona 85258


Re: Reduction in Fee Payable under the Service and Distribution Plan for the Class B Shares


Ladies and Gentlemen:

     Pursuant to our letter agreement dated March 1, 2003, we have waived the service fee of 0.25% of the average daily net assets payable to us under the Service and Distribution Plan for the Class B Shares of ING Senior Income Fund attributable to Class B Shares of the Fund for the period from March 1, 2003 through February 29, 2004. By this letter, we agree to continue to waive that fee for the period from March 1, 2004 through and including February 28, 2005.

     Please indicate your agreement to this reduction in fee by executing below in the place indicated.


                                                     Sincerely,


                                                     /s/ Michael J. Roland
                                                     Michael J. Roland
                                                     Executive Vice President

Agreed and Accepted:
ING Senior Income Fund


By: /s/ Robert S. Naka
    --------------------------------
        Robert S. Naka
        Senior Vice President


7337 E. Doubletree Ranch Rd.   Tel: 480-477-3000    ING Funds Services, LLC
Scottsdale, AZ 85258-2034      Fax: 480-477-2744
                               www.ingfunds.com